UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2005

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 27, 2005, the Board of Directors of Advanced Micro Devices, Inc. (the “Company”) approved entry by the Company into the Second Amended and Restated “S” Process Development Agreement (the “Development Agreement”) with International Business Machines Corporation (“IBM”), which the parties executed in August 2005. The rights and obligations set forth in the Development Agreement became effective upon approval by the Company’s Board of Directors. The Development Agreement amends and restates the “S” Process Development Agreement executed by the parties in September 2004 (the “September 2004 Development Agreement”). Under the Development Agreement, the Company and IBM agreed to continue to jointly develop new process technologies, including 32-nanometer, 22-nanometer and certain other advanced technologies, to be implemented on silicon wafers and to conduct laboratory-based research of emerging technologies. Furthermore, if the Company and IBM jointly develop bump technology, which is the technology associated with connecting an integrated circuit to a chip package, during the term of the Development Agreement, these technologies will be licensed to the Company under the terms of the Development Agreement.

In addition, the Development Agreement extends the licenses that have previously been granted to the Company with respect to 32-nanometer and more advanced technologies, grants the Company certain additional licenses to manufacture wafers for third parties and allows the Company to sublicense the jointly developed process technology in certain circumstances, including to a third-party foundry and a joint manufacturing facility owned by the Company and a third-party foundry.

The Development Agreement also extends the joint development relationship for an additional three years, from December 31, 2008 to December 31, 2011. During the extended term, the Company will continue to pay fees for the additional joint development projects. Pursuant to the Development Agreement, from September 25, 2005 through the fiscal quarter ending December 25, 2011, the Company would pay IBM between $518 million and $578 million for its share of the costs of the development projects. The actual amounts to be paid to IBM are dependent upon the number of partners (including the Company and IBM) engaged in related development projects under the Development Agreement. The fees for the joint development projects are generally payable on a quarterly basis over the term of the Development Agreement. In addition, the Company agreed to pay IBM specified royalties upon the occurrence of certain events, including in the event the Company sublicenses the jointly developed process technologies to certain third parties or if the Company bumps wafers for a third party.

The continuation of capital purchases by IBM necessary for process development projects under the Development Agreement past December 31, 2008 is conditioned upon the approval of IBM’s board of directors. If IBM’s board of directors does not approve this Development Agreement by September 30, 2007, either party has the right to terminate the Development Agreement effective December 31, 2008 without liability. In addition, the Development Agreement may be extended further by the mutual agreement of the parties, and can also be terminated immediately by either party if the other party permanently ceases doing business, becomes bankrupt or insolvent, liquidates or undergoes a change of control, or can be terminated by either party upon 30 days written notice upon a failure of the other party to perform a material obligation thereunder.

In addition to the above agreement with IBM, the Company has previously entered into a patent cross license agreement with IBM pursuant to which each party granted certain licenses to the other party under patent applications filed prior to July 1, 2005 as well as other license and consulting services agreements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: October 31, 2005	By:	/s/ Harry Wolin
Harry A. Wolin
Senior Vice President and General Counsel

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